Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 of our report dated December 16, 2008 relating to the financial statements of TenantWIZ Software Corp. (the Company) as of August 31, 2008 and 2007, and for the year ended August 31, 2008, the period of May 21, 2007 (inception) to August 31, 2007, and the period of May 21, 2007 (inception) to August 31, 2008, which appear in the Company’s annual report on Form 10-K filed on December 17, 2008, as incorporated by reference in such S-8.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

February 16, 2009

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants